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                      LEASEHOLD INTEREST PURCHASE AGREEMENT


    This Leasehold Interest Purchase Agreement ("Agreement") is made this ___ day of October, 1997 by and between Gerald G. Mercer (aka Jerry G. Mercer), an individual having a mailing address of 700 Ackerman Road, Suite 400, Columbus, Ohio 43202 ("Seller"), and AirNet Systems, Inc. an Ohio corporation having a mailing address of 3939 International Gateway Drive, Columbus, Ohio 43219 ("Buyer".)

                                      BACKGROUND

    A. Seller is the lessee under certain leases which are more particularly described on EXHIBIT A attached hereto (collectively, the "Leases").

    B. Seller desires to sell and assign, and Buyer desires to purchase, all of Seller's right, title, and interest as lessee under the Leases, and in, to and under the leasehold interest created thereby (collectively, the "Leasehold Interest") upon the terms and conditions hereinafter set forth.

                                      AGREEMENT

    The parties hereto, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, agree as follows:

    Section 1. SALE AND ASSIGNMENT. Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase from Seller, the Leasehold Interest. The Leasehold Interest shall include all of the right, title and interest of Seller in and to all improvements now or hereafter located on the Leased Premises (defined in the Leases) and any repairs, alterations or improvements thereto. The Leased Premises is more particularly described on EXHIBIT B attached hereto.

    Section 2. PURCHASE PRICE. The purchase price for the Leasehold Interest (the "Purchase Price") is Four Million One Hundred Five Thousand Dollars ($4,105,000), payable as follows:

         (a) Buyer shall assume and agree to pay an existing mortgage loan from Columbus Countywide Development Corporation to Seller, as subsequently assigned to the Small Business Administration (the "SBA Mortgage"), the current unpaid principal balance of which is approximately $336,000.

         (b) the balance of the Purchase Price shall be paid at Closing (as hereinafter defined) in cash in the form of a

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certified or bank check or wired federal funds.

    Section 3. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Vorys, Sater, Seymour and Pease, 52 East Gay Street, Columbus, Ohio or such other place as Seller and Buyer may mutually agree upon in writing, and (b) not later than October ____, 1997.

    Section 4. REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Buyer to enter into this Agreement to purchase the Leasehold Interest, Seller represents and warrants to Buyer as follows:

         a. There are no liens, restrictions, encumbrances, easements or other title objections affecting the Leased Premises that are prior in lien to the Leases, except as identified on the attached EXHIBIT C.

         b. There are no leases, subleases, tenancies, licenses, or other rights of occupancy or use of any portion of the Leased Premises other than the Leases and the Subleases identified on attached EXHIBIT D.

         c. Seller is the sole legal and beneficial owner of the Leasehold Interest and Seller has made no prior assignment of Seller's interest in the Leases.

         d. The Leasehold Interest is free and clear of all liens, security interests, encumbrances, pledges, claims of others, or equitable interests of any kind whatsoever, except the lien of the SBA Mortgage.

         e. The Leases are valid and subsisting and in full force and effect in accordance with their terms.

         f. The Leases identified on EXHIBIT A have not been modified or amended except as set forth on EXHIBIT A.

         g. The rents payable to Lessor under the Leases are as set forth in the copies of the Leases previously delivered to Buyer by Seller.

         h. All real property taxes, additions, interest and penalties, due with respect to the Premises for calendar year 1996 will have been paid to the appropriate governmental agencies at or prior to the date of Closing.

         i.   Neither Lessor nor Seller is in default under

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    any provision of the Leases, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Seller.

         j. Seller has performed, and at Closing shall have performed, all obligations that it has under the Leases that shall have accrued as of Closing.

         k. Seller has no management, service, equipment, supply, maintenance, concession, or other agreements with respect to or affecting the Leased Premises, which will be binding upon Buyer after Closing.

         l. Neither Seller nor, to Seller's knowledge, Lessor nor any prior owner of the Leased Premises has disposed of or released any hazardous substance, contaminant, or pollutant on or in the Leased Premises, including any release from an underground storage tank on the Leased Premises, liability for abatement or cleanup of which may be imposed on Buyer under any applicable law, ordinance, or regulation.

         m. Seller does not know of any pending or threatened condemnation or eminent domain proceedings that would affect the Leased Premises.

         n. No litigation or proceeding is pending or threatened relating to Seller or the Leased Premises, or any part thereof, or, to Seller's knowledge, to Lessor, which could have an adverse effect on title to or the use and enjoyment or value of the Leased Premises or the Leasehold Interest or any part thereof, or which could in any way interfere with the consummation of this Agreement. No claims are pending against Seller by any user of the Leased Premises, or by any other person, for which Buyer or Lessor may be liable after Closing.

    Section 5. CONTINGENCIES. The obligation of Buyer to purchase the Leasehold Interest is subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part by Buyer at or before
Closing:

         a. At the date of Closing, the warranties and representations of Seller set forth in this Agreement shall be true and correct.

         b. At the date of Closing, Seller shall have performed all of its other obligations under this Agreement.

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         c.   At the date of Closing, no petition in bankruptcy,
    insolvency proceeding, or petition for reorganization or for the appointment of a receiver or trustee shall have been filed by or against Seller.

    If any condition specified in this section is not timely satisfied by Seller or waived by Buyer, Buyer shall have the right to terminate this Agreement, in which event neither Buyer nor Seller shall have any further obligation under this Agreement; provided, that termination of this Agreement shall not be Buyer's sole remedy if Seller defaults, those additional remedies being set forth in section 10 of this Agreement.

    Section 6. DOCUMENTS TO BE DELIVERED. At Closing, Seller shall deliver to Buyer the following documents, in form reasonably satisfactory to Buyer:

         a. An Assignment of Leasehold Interest, substantially in the form of the attached EXHIBIT E, duly executed and acknowledged by Seller and Lessor (the "Assignment").

         b. A Non-Foreign Affidavit, in the form reasonably requested by Buyer, duly executed and acknowledged by Seller.

         c.   Such other documentation as may be required by Buyer.

    Section 7. BROKERS. Seller and Buyer each represents and warrants to the other that it has not dealt with any broker or other intermediary to whom a fee or commission is payable in connection with or relating to the transaction which is the subject of this Agreement. Seller and Buyer shall each defend, indemnify, and hold the other harmless from and against any and all liability, claim, charge, or damages, including without limitation attorney fees and court costs, incurred by the other as a result of any breach of the foregoing representation.

    Section 8. TAXES; PRORATIONS. Real property taxes and all utility charges are Buyer's responsibility under a Sublease between Buyer and Seller for the entire Demised Premises. Therefore, there shall be no prorations of real property taxes or utilities.

    Section 9. CASUALTY; CONDEMNATION. If any portion of the Leased Premises shall be taken, or proposed to be taken, by condemnation or purchase in lieu thereof, or shall be damaged by fire or other casualty, before Closing, Seller shall immediately advise Buyer thereof, and shall further advise Buyer of whether Seller

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proposes to repair and restore the Leased Premises, and Buyer shall thereafter have the option exercisable through the date of Closing, to terminate this Agreement or to complete Closing.

    Section 10. SELLER'S DEFAULT.   If Seller shall default hereunder, Buyer
shall have the option of:

         a. canceling this Agreement, in which event Seller shall reimburse Buyer for the cost of any title search and the preparation of this Agreement; or

         b. exercising any rights or remedies as may be provided for or allowed by law or in equity as a result of such default.

    Section 11. ENTIRE AGREEMENT. This is the entire Agreement between the parties, and there are no other terms, obligations, covenants, representations, or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to modify this Agreement, unless that agreement is in writing and signed by the party against whom enforcement is sought.

    Section 12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, and assigns.

    Section 13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

    Section 14. SURVIVAL. Notwithstanding any presumption to the contrary, all covenants, representations, warranties, and indemnities contained in this Agreement shall survive Closing.

    IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth above.

BUYER                                  SELLER
-----                                  ------

AIRNET SYSTEMS, INC.


By:___________________________         ______________________________
   Eric P. Roy                         Gerald G. Mercer
   Executive Vice President


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   LIST OF EXHIBITS AND SCHEDULES TO LEASEHOLD INTEREST PURCHASE AGREEMENT
           DATED OCTOBER 31, 1997 BY AND BETWEEN GERALD G. MERCER
                            AND AIRNET SYSTEMS, INC.


  Exhibits
  --------

Exhibit A       Description of the Leases

Exhibit B       Description of the Leased Premise

Exhibit C       permitted Exceptions

Exhibit D       Rights of Occupancy

Exhibit E       Assignment of Leasehold Interest




NOTES: AirNet Systems, Inc., hereby agrees to furnish supplementary a copy of any omitted Exhibits and Schedules to the Securities and Exchange Commission upon request.